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                                W. H. BRADY CO.
                          DEFERRED COMPENSATION TRUST


     THIS AGREEMENT made this ____ day of __________, 199___, by and between W.
H. BRADY CO. ("Company") and ____________________________________ ("Trustee");

     WHEREAS, Company has adopted the nonqualified deferred compensation agreements or plans (the "Plan(s)") as listed in Appendix A; and

     WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s); and

     WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets to be held therein, subject to the claims of the creditors of the Company in the event of Insolvency, as herein defined, of the Company until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s); and

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

     WHEREAS, it is the intention of Company to make contributions to the Trust to provide a source of funds to assist in the meeting of the liabilities under the Plan(s);

     NOW, THEREFORE, the parties do hereby create the Trust and agree that the Trust shall be comprised, held and disposed of as follows:


SECTION 1. ESTABLISHMENT OF TRUST

        (a) Company hereby deposits with Trustee $100, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

        (b) The Trust hereby established shall be irrevocable.

        (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

        (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.
Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of general creditors of the Company under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

        (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in Trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

        (f) Upon a Change of Control, Company shall, as soon as possible, but in no event longer than 30 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient, when added to existing Trust assets, to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s)




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as of the date on which the Change of Control occurred.  Thereafter, within 30 days following the end of each calendar year, the Company shall make an irrevocable contribution in an amount sufficient, when added to existing Trust assets, to pay each Plan participant or beneficiary the benefits payable pursuant to the terms of the Plan(s) as of the close of that calendar year.

ALTERNATIVE: [(f) Within 30 days following the end of the Plan year(s) ending after the Trust has become irrevocable pursuant to Section 1(b) hereof, Company shall be required to irrevocably deposit additional cash or other property to the Trust in an amount sufficient to pay each Plan participant or beneficiary the benefits payable pursuant to the terms of the Plan(s) as of the close of the Plan year(s).]

SECTION 2. PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

     (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

     (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

     (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.


SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN
           COMPANY IS INSOLVENT.

     (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company or any contributing subsidiary is Insolvent. Whenever the term "Company" is used in this Section 3, it shall also be deemed to mean any contributing subsidiary of the Company. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b) At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

        (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

        (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence



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     concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

        (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

        (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.


SECTION 4. PAYMENTS TO COMPANY.

     Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s). Any Trust assets held in separate bookkeeping account for a participant or beneficiary under the terms of a separate Plan may be returned to Company only after all payment of benefits under the terms of that separate Plan have been made.


SECTION 5. INVESTMENT AUTHORITY.

     (a) Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants. Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for an asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

     (b) Subject to (a) above, Trustee shall invest and reinvest the principal and income of the Trust fund in any and all common stocks, preferred stocks, bonds, notes, debentures, mortgages, equipment trust certificates, investment trust certificates, common, collective or group trust investments or mutual fund investments (including any such trusts or funds as may be established by Trustee or any of its affiliates), real and personal property wherever situated, and in such other property, investments and securities of any kind, class or character as Trustee may deem suitable for the Trust, including one or more life insurance policies. Trustee shall have the power, in its sole discretion, to do all such acts, execute all such instruments, take all such proceedings and exercise all rights and privileges with respect to any property or asset constituting a part of the Trust fund as if Trustee were the absolute owner thereof.


SECTION 6. DISPOSITION OF INCOME.

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.


SECTION 7. ACCOUNTING BY TRUSTEE.

     With respect to the Trust fund and each Plan, Trustee shall keep or cause to be maintained accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any



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person or persons designated by Company.  Trustee shall file with Company annually or more frequently if requested a written report setting forth all investments, receipts and disbursements, and other transactions effected by Trustee to the date covered by the report, and showing all cash and other property held at the end of such period. In the case of any Plan which provides for a separate bookkeeping account for the interests of each participant therein, Trustee shall maintain such separate account records for each participant and beneficiary as it considers necessary or desirable for the proper administration of the Trust.


SECTION 8. RESPONSIBILITY OF TRUSTEE.

        (a) Company shall indemnify and hold Trustee harmless from and against any claim, loss or expense (including reasonable counsel fees) arising out of anything done or omitted by Trustee in reliance on the directions (or the absence of any directions) of Company.

        (b) Trustee may consult with legal counsel, who may be counsel for Company or in the employ of Company, in respect to any of its rights, duties and obligations hereunder and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

        (c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

        (d) Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as a asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, to the insured if such assignment is directed by Company on a Payment Schedule, or to the Company at any time after all payment of benefits have been made to Plan participants pursuant to the terms of the Plan(s), or to loan to any person the proceeds of any borrowing against such policy.

        (e) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.


SECTION 9. COMPENSATION AND EXPENSES OF TRUSTEE.

        Company shall pay all administrative and Trustee's fees and expenses as shall be agreed to from time to time by Company. If not so paid, the fees and expenses shall be paid from the Trust.


SECTION 10. RESIGNATION AND REMOVAL OF TRUSTEE.

        (a) Trustee may resign at any time by written notice to Company, which shall be effective 60 days after receipt of such notice unless Company and Trustee agree otherwise.

        (b) Trustee may be removed by Company on 60 days' notice or upon shorter notice accepted by Trustee.

        (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 120 days after receipt of notice of resignation removal or transfer, unless Company extends the time limit.

        (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a


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successor or for instructions.  All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11. APPOINTMENT OF SUCCESSOR.

        If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any bank or trust company to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.


SECTION 12. AMENDMENT OR TERMINATION.

        (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

        (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

        (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to Company.


SECTION 13. MISCELLANEOUS.

        (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

        (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

        (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Wisconsin and of the United States of America.

        (d) If the Internal Revenue Service (the "IRS") makes a final determination that a Plan participant or beneficiary is subject to federal income tax with respect to the value of any amounts held in accounts under this Trust prior to the actual distribution to such participant or beneficiary, or the Trustee receives an opinion of counsel satisfactory to it that it is likely that the IRS will determine that such federal income tax will be payable as described above, then the Company shall, at the written request of a participant or beneficiary accompanied by evidence reasonably satisfactory to the Company, notify and direct the Trustee to make distribution of such amounts to the participant or beneficiary as soon thereafter as practicable.

        (e) For purposes of this Trust, a Change of Control shall occur if any persons (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) other than the menbers of the family of William H. Brady, Jr. and their descendants, or trusts for their benefit, and the W. H. Brady Foundation, Inc., collectively, directly or indirectly controls in excess of 50% of the voting common stock of the Company.

ALTERNATIVE:  [(e) Would be decided if alternative 1(f) is used.]

SECTION 14. EFFECTIVE DATE.




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     The effective date of this Trust Agreement shall be the date first above set forth.


                                           W. H. BRADY CO.


                                      BY:  _____________________________


                               ATTEST:     _____________________________


                                           ______________________(TRUSTEE)



                                      BY:  _____________________________



                                ATTEST:    _____________________________



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                                   APPENDIX A

                                W. H. BRADY CO.
                          DEFERRED COMPENSATION TRUST



     The nonqualified deferred compensation Plans referred to on page 1 of the above Trust are identified as follows:

     1. Executive Deferred Compensation Agreements between W. H. Brady Co. and the following named executives executed as of the date indicated:

             Executive                                  Date of Agreement
             ---------                                  -----------------



     2. Director Deferred Compensation Agreements between W. H. Brady Co. and the following named directors executed as of the date indicated:

             Director                                   Date of Agreement
             --------                                   -----------------










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